Exhibit (s)(2)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

APOLLO TACTICAL INCOME FUND INC.

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate offering price of common stock being offered pursuant to the prospectus supplement dated June 1, 2022 (the “Prospectus Supplement”) and the accompanying prospectus dated May 25, 2022 (together with the Prospectus Supplement, the “Prospectus”) is $50,000,000 of shares of common stock (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, on June 1, 2022, is the final prospectus relating to the Offering.